Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fas (423) 899-4456

ASTEC INDUSTRIES REPORTS SECOND QUARTER 2017 RESULTS

CHATTANOOGA, Tenn. (July 25, 2017) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter and year to date ended June 30, 2017.

Net sales for the second quarter of 2017 were $301.9 million compared to $294.4 million for the second quarter of 2016, a 3% increase.  Earnings for the second quarter of 2017 were $14.4 million or $0.62 per diluted share compared to $18.2 million or $0.79 per diluted share for the second quarter of 2016, a decrease of 22% per diluted share.

Domestic sales decreased 2% to $236.9 million for the second quarter of 2017 from $242.2 million for the second quarter of 2016.  International sales were $65.0 million for the second quarter of 2017 compared to $52.2 million for the second quarter of 2016, an increase of 25%.

Net sales for the first half of 2017 were $620.3 million compared to $573.1 million for the first half of 2016, an 8% increase.  Earnings for the first half of 2017 were $29.5 million or $1.27 per diluted share compared to $35.9 million or $1.55 per diluted share for the first half of 2016, a decrease of 18% per diluted share.

Domestic sales increased 3% to $490.4 million for the first half of 2017 from $476.4 million for the first half of 2016.  International sales were $129.9 million for the first half of 2017 compared to $96.7 million for the first half of 2016, an increase of 34%.

The Company's backlog at June 30, 2017 was $352.4 million compared to $371.3 million at June 30, 2016, a decrease of $18.9 million or 5%.  Domestic backlog decreased 13% to $276.2 million at June 30, 2017 from $316.4 million at June 30, 2016.  The international backlog at June 30, 2017 was $76.2 million compared to $54.9 million at June 30, 2016, an increase of 39%.  All prior year backlog amounts have been recast to include the backlog of Power Flame Incorporated which was acquired on August 1, 2016.

Excluding pellet plant backlogs of $65.1 million and $144.4 million at June 30, 2017 and 2016 respectively, the Company's June 30, 2017 backlog increased $60.4 million or 27% compared to June 30, 2016.

Consolidated financial information for the second quarter and year to date ended June 30, 2017 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "Although we were not pleased with our net income for the quarter,  we were pleased that we were able to grow sales while also shipping several new products during the quarter.  While the costs associated with building new products and getting them going in the field negatively affected our results as we expected, significantly lower than expected margins on pellet plant installation were our primary disappointment for the quarter."

Mr. Brock continued, "Excluding pellet plants, our backlog is up 27% versus last year.  We are pleased that, excluding pellet plants, each of our financial reporting groups increased backlog versus last year.  Non-pellet plant backlog increased both in domestic and international markets.  Domestically, we continue to experience a good market for our products, mainly as a result of the federal highway bill and other state and local level funding mechanisms.  Internationally, our strategy of keeping our sales and service structure in place despite the challenge of the strong U.S. Dollar, which increases our sales prices globally for export equipment, has allowed us to earn orders mainly as a result of pent up demand meeting improved global market conditions."

In closing, Mr. Brock commented, "Given our current backlog and quote activity, we are optimistic on our outlook for the balance of 2017."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on Tuesday, July 25, 2017, at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, August 8, 2017 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #15968.  A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from federal highway bill, sales of new products, and the strong U.S. Dollar.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2016.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30	June 30
	2017	2016
Assets
Current assets
Cash and cash equivalents	$52,107	$68,473
Investments	2,031	1,889
Receivables, net	149,306	127,490
Inventories	381,323	379,477
Prepaid expenses and other	26,320	29,702
Total current assets	611,087	607,031
Property and equipment, net	182,205	173,080
Other assets	85,693	66,517
Total assets	$878,985	$846,628
Liabilities and equity
Current liabilities
Accounts payable - trade	$65,188	$54,498
Other current liabilities	110,670	124,720
Total current liabilities	175,858	179,218
Non-current liabilities	24,818	27,836
Total equity	678,309	639,574
Total liabilities and equity	$878,985	$846,628

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net sales	$301,909	$294,394	$620,310	$573,116
Cost of sales	236,385	220,942	479,014	427,708
Gross profit	65,524	73,452	141,296	145,408
Selling, general, administrative & engineering expenses	44,220	44,961	97,342	88,766
Income from operations	21,304	28,491	43,954	56,642
Interest expense	185	326	450	793
Other	322	327	874	935
Income before income taxes	21,441	28,492	44,378	56,784
Income taxes	7,021	10,300	14,838	20,849
Net income attributable to controlling interest	$14,420	$18,192	$29,540	$35,935

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.63	$0.79	$1.28	$1.56
Diluted	$0.62	$0.79	$1.27	$1.55

Weighted average common shares outstanding
Basic	23,026	22,999	23,020	22,982
Diluted	23,183	23,135	23,179	23,135

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended June 30, 2017 and 2016
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2017 Revenues	143,106	107,118	51,685	-	301,909
2016 Revenues	152,476	99,085	42,833	-	294,394
Change $	(9,370)	8,033	8,852	-	7,515
Change %	(6.1%)	8.1%	20.7%	-	2.6%

2017 Gross Profit	26,820	25,791	12,864	49	65,524
2017 Gross Profit %	18.7%	24.1%	24.9%	-	21.7%
2016 Gross Profit	36,583	26,141	10,514	214	73,452
2016 Gross Profit %	24.0%	26.4%	24.5%	-	25.0%
Change	(9,763)	(350)	2,350	(165)	(7,928)

2017 Profit (Loss)	9,893	11,367	3,165	(10,260)	14,165
2016 Profit (Loss)	19,673	10,947	2,626	(14,912)	18,334
Change $	(9,780)	420	539	4,652	(4,169)
Change %	(49.7%)	3.8%	20.5%	31.2%	(22.7%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2017	2016	Change $
Total profit for all segments	$14,165	$18,334	$(4,169)
Recapture (elimination) of intersegment profit	194	(193)	387
Net loss attributable to non-controlling interest	61	51	10
Net income attributable to controlling interest	$14,420	$18,192	$(3,772)

Astec Industries, Inc.
Segment Revenues and Profits
For the six months ended June 30, 2017 and 2016
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2017 Revenues	308,349	207,731	104,230	-	620,310
2016 Revenues	305,590	191,573	75,953	-	573,116
Change $	2,759	16,158	28,277	-	47,194
Change %	0.9%	8.4%	37.2%	-	8.2%

2017 Gross Profit	64,621	50,814	25,751	110	141,296
2017 Gross Profit %	21.0%	24.5%	24.7%	-	22.8%
2016 Gross Profit	76,420	51,289	17,596	103	145,408
2016 Gross Profit %	25.0%	26.8%	23.2%	-	25.4%
Change	(11,799)	(475)	8,155	7	(4,112)

2017 Profit (Loss)	28,073	19,795	5,894	(24,689)	29,073
2016 Profit (Loss)	41,536	20,485	2,433	(29,137)	35,317
Change $	(13,463)	(690)	3,461	4,448	(6,244)
Change %	(32.4%)	(3.4%)	142.3%	15.3%	(17.7%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2017	2016	Change $
Total profit for all segments	$29,073	$35,317	$(6,244)
Recapture of intersegment profit	366	502	(136)
Net loss attributable to non-controlling interest	101	116	(15)
Net income attributable to controlling interest	$29,540	$35,935	$(6,395)

Astec Industries, Inc.
Backlog by Segment
June 30, 2017 and 2016
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2017 Backlog	216,797	92,366	43,192	352,355
2016 Backlog	272,364	59,522	39,432	371,318
Change $	(55,567)	32,844	3,760	(18,963)
Change %	(20.4%)	55.2%	9.5%	(5.1%)